FINAL TRANSCRIPT GAP – Q4 2002 Great Atlantic & Pacific Tea Earnings Conference Call Event Date/Time: Apr. 25, 2003 / 11:00AM ET Event Duration: 1 hr 1 min

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GAP - Q4 2002 Great Atlantic & Pacific Tea Earnings Conference Call

C O R P O R A T E  P A R T I C I P A N T S

Christian Haub
Great Atlantic & Pacific Tea – Chairman, President, & CEO

Mitch Goldstein
Great Atlantic & Pacific Tea – SVP & CFO

Bill Constanini
Great Atlantic & Pacific Tea – VP, General Counsel, & Secretary

Bill Moss
Great Atlantic & Pacific Tea – VP & Treasurer
P R E S E N T A T I O N
Operator

Good morning, and welcome to the Great Atlantic & Pacific Tea company’s fourth-quarter investor conference call. All lines will be in a listen-only mode until the question-and-answer session. Today’s teleconference is being recorded. If you object, please disconnect at this time.

Chairing today’s call will be Christian Haub, Chairman and Chief Executive Officer. A financial review will be given by Mitch Goldstein, Senior Vice President and Chief Financial Officer. Also attending the will be Bill Constantini, VP, General Counsel and Secretary. I would now like to introduce Bill Moss, VP, Treasurer who will read A&P’s Safe Harbor disclaimer. Mr. Moss, please go ahead.

Bill Moss – Great Atlantic & Pacific Tea – VP & Treasurer

Thank you and good morning. This presentation may contain forward-looking statements about the future performance of the company, and is based on management’s assumptions and beliefs in light of information currently available. The company assumes no obligation to update this information.

These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements, including, but not limited to, competitive practices and pricing in the food industry generally, and particularly in the company’s principal markets, the company’s relationships with its employees, the terms of future (inaudible) the costs and other effects of lawsuits and administrative proceedings, the nature and extent of continued consolidation in the food industry, changes in the financial markets which may affect the company’s cost of capital or the ability to access capital, supplier quality control problems with the company’s vendors, and changes in economic conditions which may affect the buying patterns of the company’s customers. In addition, this presentation may include references to certain non-GAAP measures. Reconciliation of these measures to reported results can be found on schedules 2 through 5 of today’s press release.

I would now like to turn the call over to Christian Haub.

Christian Haub – Great Atlantic & Pacific Tea – Chairman, President, & CEO

Thank you, Bill. Good morning everyone and welcome to our year-end conference call. Fiscal 2002 was a very difficult year for A&P. We suffered declining sales and ended up with an operating loss for the year. Our U.S. operations were unprofitable for the

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GAP - Q4 2002 Great Atlantic & Pacific Tea Earnings Conference Call

year, as a result of the difficult economic environment as well as internal issues that also impacted our results.

On the other hand, we were very pleased with the performance of our Canadian company, which again achieved record sales and operating earnings.

Our business in the United States was impacted by the post 9/11 effects that affected all retailers in fiscal 2002, with security issues and military involvement overseas causing concerns that affected business results, personal investments, employment growth and negatively influenced overall consumer confidence and spending. Shoppers were more aggressive in the pursuit of bargains, buying less overall and trading down to low-price alternatives to a great extent.

For the first time in many years, consumers demonstrated their willingness to spend more time to save money. This included shopping sale items across competing supermarkets and also buying food products from discounters, drugstores, warehouse clubs, and other nontraditional food retailers who have continued promoting consumables to increase traffic in their stores.

This caused competitors throughout our markets to invest significant gross margin dollars in pricing and promotions in order to protect market share, as we did in our own U.S. banners.

We were successful in protecting our share, but the price of achieving this in terms of gross margin investment was high, and caused us to be unprofitable in our U.S. operations.

Another factor severely impacting our results was the significant food price deflation. The entire food retail industry experienced in 2002.

And with that as the backdrop, let me now give you a more detailed rundown of our operating results for the fourth quarter.

Our overall sales for the quarter totaled 2.52 billion, a very slight improvement from last year. We managed to achieve a comparable store sales gain of a half a percent, which marks our 19th consecutive quarter of positive comparable store sales. I’m encouraged by our improved comparable store sales trend in the fourth quarter, as it strengthened a little over our third-quarter trend, as well as our year-to-date trend. A driving force behind this development for stronger comparable store sales in our U.S. business.

Our gross margin declined by 61 basis points during the quarter from last year, primarily reflecting the continued significant investment we had to make to remain competitive throughout our U.S. markets. The competitive intensity remained extremely high during the fourth quarter, with almost every competitor vigorously fighting for every market share point. Even though we were able to defend our market position, it was still a very unproductive investment from a bottom-line perspective.

The negative impact of product cost deflation diminished somewhat in the fourth quarter, but still remains a concern of ours going forward.

SG&A expense rose by 127 points versus last year, essentially because of a steep increase in the cost of employee benefit programs and the lack of any significant sales leverage. In addition, we incurred significant severance costs associated with the organizational changes we made in the company.

All these factors combined produced a net loss from operations of $13.3 million in the fourth quarter, and enabled us to generate EBITDA of $50 million, an encouraging improvement from our third-quarter performance.

This stabilization of our results in the fourth quarter is a positive sign that we have begun to reverse our downward trend. Our focus now is the restoration of operating profitability as soon as possible, and for the long term.

Since we don’t envision any significant improvement in business conditions in the foreseeable future, we have taken decisive action to stem our profit deadline and position our company for a turn-around.

As we discussed during our last conference call, we have taken significant steps to turn around our U.S. business, maintain our momentum in Canada, and assure the company’s long-term financial health. This resulted in several decisive actions.

We changed our operating management structure by creating two strategic business units, A&P U.S. and A&P Canada, both reporting directly to me. Brian Piwek (ph) who had developed the successful turn-around of A&P Canada over the past five years was named chief executive of the U.S. business. And we were able to recruit aircraft Eric Claus, also an experienced and successful supermarket executive in Canada, to succeed Brian there.

We moved the key retail support functions out of the corporate organization and re-deployed them within the new business unit. We reduced the administrative overhead by eliminating redundancy, removing unnecessary layers of operating management, consolidatings U.S. field management, and eliminating nonessential corporate functions. We implemented a general and administrative salary hiring freeze in our corporate office and U.S. business unit which remains in force.

Most recently, we launched a major labor buyout initiative in our Farmer Jack operation to reduce our ongoing labor costs in that market. We made the decision to divest non-strategic assets in order to lower debt, reduce ongoing expense, and fully devote resources to our core businesses with profitable growth potential.

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Our targets were realized some 300 million in proceeds when the announced divestitures have been completed and Mitch will update you on that during his presentation.

Finally, we assured our financing for fiscal 2003 to ensure that we have the necessary resources to position us for a turn-around of our U.S. business and maintain our momentum in Canada.

These actions will improve our financial position, our operating leadership, and our ability to compete in this most cost-driven environment that we don’t foresee changing in the near future. We will also benefit going forward from a number of planned initiatives that progressed in fiscal 2002. Our supply-chain of business process initiative was completed during the fourth quarter, on budget and ahead of schedule. This now gives us the critical information platform needed to manage our grocery supply-chain with state-of-the-art tools and processes for category management, merchandising, supply logistics and store operations. This positions us to leverage our scale, lower operating costs, and improve product assortments throughout the company.

One early benefit has been the reduction of warehouse and store inventory by a combined $100 million in the two years since we implemented the supply logistics component of the systems and process infrastructure.

We anticipate additional improvements in inventory management as we move forward with the integration of our new on-line ordering capability in all of our stores, which is a more recently deployed element of the completed initiative.

We continue to get good results from our strategic sourcing initiative. We have realized multi million dollar savings through the chain-wide purchasing of supplies, equipment, and services needed to operate the business. We are now expanding the scope of this initiative, and are also integrating it with our category management efforts to lower our costs of consumer merchandise as well.

The most successful element of our operations remains A&P Canada and I’m very pleased with the excellent performance and record sales and earnings achieved by the Canadian operation last year. Although Canada’s stronger economy was a factor, we were well-positioned to take advantage of that because of our strong leadership, marketing strategies, and operating execution, resulting in comparable store sales exceeding 6% during fiscal 2002.

Our (inaudible) Canadian banners, A&P, Dominion and The Barn are building a growing reputation for superior fresh foods and customer service. At the same time, our low-cost limited assortment Food Basics concept continues to grow, now accounting for almost 40% of our retail sales in Canada.

Based on their ongoing performance, we have appropriated significant capital for our Canadian operations in fiscal 2003 to accelerate our progress there.

In summary, we stabilized our performance in the fourth quarter, and took decisive actions to mitigate the negative impacts of the market forces impacting our industry, and to deal with company-company-specific issues impeding our progress, while at the same time positioning us to turn around our U.S. business ^ and maintain the momentum of our successful Canadian operation.

This completes my segment of today’s presentation, and now Mitch Goldstein will review our fourth-quarter financial information.

Mitch?

Mitch Goldstein – Great Atlantic & Pacific Tea – SVP & CFO

Thank you, Christian, and good morning, everyone. Christian has hit the key business drivers in his comments, and I will this morning provide some financial details and review the key ratios.

We reported this morning a loss of 54 cents per share for the fourth quarter of fiscal 2002. Ongoing operating results for the period was a loss of 97 cents a share. The difference between what we call ongoing operating results and reported earnings is 43 cents a share positive. This is attributable to two factors, a $12.9 million gain associated with the repurchase of our ‘07 and ‘11 notes at levels below par and the $3.3 million after-tax reversal of restructuring charges associated with the asset disposition initiative we executed in prior years.

Turning to operating results, overall sales for the fourth quarter were flat, and we had a decline of 1.6% for the full year. Notwithstanding the heavy promotional activity that has been present during the current year, we were able to maintain our market share positions as indicated by our comparable store sales of positive .5% for the quarter, and positive .4% for the year.

I would note that our comparable store sales in the fourth quarter were negative .7% in the U.S. and positive 5.6% in Canada. As Christian noted, this level of comparable store sales growth was the strongest quarter of the year in the United States.

For 2002 in total, comps were minus 1.0% in the U.S., and positive 6.6% in Canada.

Our fourth-quarter gross margins were 3 basis points below the third quarter, and 61 basis points behind the fourth quarter of last year, reflecting the increase in promotional costs that Christian has already discussed. Year-to-date, our gross margins were 43 basis points below last year. I would note that the quarter-to-quarter performance of essentially flat margins is in line with the pattern we’ve seen in prior years, which suggests to us that the business has stabilized at this level.

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GAP - Q4 2002 Great Atlantic & Pacific Tea Earnings Conference Call

During the quarter, we adopted EITF 0216, which impacted the timing on recognition of cost reductions associated with advertising allowances. The impact on A&P was a one-time cost of $2 million in the quarter.

SG&A expenses for the fourth quarter were 26 basis points lower than the third quarter, but increased 127 basis points versus the fourth quarter of last year. The 127-point increase versus last year primarily reflects increases in labor and labor-related benefits costs, and increases in fixed costs as a percentage of sales due to the slow sales environment.

For the full year fiscal 2002, SG&A expenses were 58 basis points above fiscal 2001 levels. With the reorganization reductions that Christian described earlier, we incurred about $15 million of severance costs during the second half of 2002, with 10 million incurred during the fourth quarter.

These factors resulted in ongoing operating EBITDA of $50 million for the fourth quarter and 263 million for the fiscal year.

Turning now to our balance sheet, we ended the quarter with $849 million in net debt, including capital leases. Our present net debt level is $51 million lower than the level at the beginning of the quarter, but $43 million higher than year-ago levels. The increase in debt year to year primarily reflects the loss we incurred during the year, offset by working capital management and tight controls on capital spending.

On working capital management, we continue to drive improvements aggressively. Our inventory is now $63 million lower than the third quarter, and $40 million below last year. Which represents a decline of 6% year on year, and .2 weeks of reduction in weeks of sales.

In the past five years, we’ve reduced inventory by over $200 million, representing nearly two weeks worth of sales. On schedule 6 of today’s press release, we show working capital at $9 million. To get to a more meaningful measure of working capital that is really used in the business, I would point out three adjustments. First, we held $78 million in cash as temporary investments at the end of the quarter, which has subsequently been used to pay down bank debt.

Second, as of year-end, we had signed deals to sell 16 stores in several transactions which I’ll come back to in just a moment. With these planned sales, we reclassified $22 million of store fixed assets to other current assets held for sale on the balance sheet as of year-end. This is simply a reclassification of assets from long-term to current, and does not impact assets in total. It is an adjustment I would make to get to a more meaningful measure of working capital used in the business.
Third, I would add back to working capital the $40 million of short-term debt that is in current liabilities. With these adjustments, the measure I believe is a more meaningful view of working capital used in the business is now negative $51 million.

It was negative 12 million at the beginning of the fiscal year, so we generated about $40 million in cash from careful working capital management during the year.

Capital spending totaled $37 million during the quarter and is $220 million for the full year. This was at the very low end of our business plan, as we constrained spending during the past quarter.

For the full year, capital spending was below depreciation of 264 million, and therefore was also a source of about $40 million of cash.

For fiscal 2003, we have reviewed and reduced capital spending, particularly in A&P U.S. to reflect our earnings situation. Our target spending for the year is $175 million. We anticipate increased spending year on year in A&P Canada as we invest to continue their momentum and reduce spending in A&P U.S. while that SBU focuses on improving the fundamentals of this business.

Turning to our leverage ratios, with our earnings our leverage has increased. Our ending net debt to adjusted EBITDA ratio is 3.23 times, as compared to 2.97 times at the end of the third quarter and 2.17 times a year ago. Subsequent to the end of the fourth quarter, we have closed on two of the four specific asset sale transactions that had previously been announced.

We closed on the sale of five stores to Big Y in the Springfield, Massachusetts area on April 9th, and we closed on the sale of four other New England stores to stop and shop two days ago. As we participated, we received over $80 million in cash proceeds from these two transactions and these proceeds are being used to pay down bank debt. The sale of eight stores in New England to C & S and 7 Madison Wisconsin stores to Roundy’s (ph) are expected to close during the first quarter.

In addition, we’re moving forward with potential store sales in Milwaukee, with the sale of our 8 o’clock coffee business. I cannot give you any further details on these activities other than that we’re targeting to yield $300 million in total proceeds from asset sales during fiscal 2003. I cannot say for sure whether we’ll achieve that goal, but that is our target.

We’ll report on progress as specific events warrant, and overall I feel we are on track toward our objectives on this call.

In closing, I think you can see that we continue to manage the company with a strong focus on cash flow and liquidity to position the company to turn around its U.S. business and continue its momentum in Canada. We have strong liquidity under our

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GAP - Q4 2002 Great Atlantic & Pacific Tea Earnings Conference Call

revolving credit agreement which does not mature until June of 2005. In February, we amended that agreement to provide increased operated flexibility for this year and through the first quarter of fiscal 2004.

Specifically, among other things, the amendment changed our leverage ratio from a total debt to a senior secured debt ratio of 1.8 times EBITDA, reduced the fixed charge ratio to 1.15 times EBITDA, added a minimum EBITDA test of 165 million, and limited capital spending for the year to 210 million.

These covenants assume the completion of the asset sales.

The amendment also prohibits any further bond repurchases or swap transactions at this time. And for your information, the full amendment was filed in a 8-K on March 7th.

At the end of the year, we had approximately $135 million borrowed under the revolving credit facility. With the cash investments and the proceeds from asset sales to debt, we now have approximately $25 million borrowed, and nearly $250 million available under the facility. With further asset sale proceeds, our expectation is that we will have ample availability throughout the coming year, even if we incur operating losses.

In fact, if we’re successful in achieving the full targeted proceeds, it’s quite possible that we will rarely draw on this facility this year, except to support letters of credit.

During the third quarter call, I told you we understood our challenging situation and that we were taking a range of decisive steps to deal with it. The company has made excellent progress on these steps during the past quarter on both operational and financial management fronts. We are being fully focused on the things we need to continue to do during the first can and my goal is to have as good of results to report to you in July.

I’ll now turn it back to Christian for his closing comments.

Christian Haub – Great Atlantic & Pacific Tea – Chairman, President, & CEO
Thank you, Mitch. Before we turn it it over to you for questions, I’d like to make some final summary comments.

Our fourth-quarter and full-year results were certainly not what we – what we like. Anticipating no significant improvement in the U.S. business environment, we remain conservative in our outlook for sales and earnings improvement for fiscal 2003. We’re prepared for the continuing challenge by taking decisive actions that we’ve reviewed with you and until this company’s profitable again, we’re committed to taking further decisive actions if and when necessary.

We’ve ensured our ability to finance the business going forward, and we’ve put (inaudible) management in place both in the U.S. and Canadian business units.

I believe these changes are already begun to stabilize our U.S. business, while driving continued success in Canada, and I’m confident that the steps we have taken will position our company as a whole to capitalize on improved conditions where and when they materialize. And that’s the end of our official presentation.

And we are now ready to take your questions. So operator, if you can go ahead with that part.

+++ q-and-a.

Operator

Thank you, Mr. Haub. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal us, and we’ll take as many questions as time permits. Once again, please press star 1 on your touch-tone telephone to ask a question. If you find that your question has been answered, you may remove yourself by pressing the pound key.

We’ll pause for just a moment to give everyone an opportunity to signal for questions.

Our first question will come from Mr. John Heinbockel with Goldman Sachs and Company.

John Heinbockel – Goldman Sachs and Company – Analyst

Christian, can you hear me?

Christian Haub – Great Atlantic & Pacific Tea – Chairman, President, & CEO

Good morning, John.

John Heinbockel – Goldman Sachs and Company – Analyst

Good morning. Two things. What do you look at – you talked about the business stabilizing, and let’s talk about the top line stabilizing. What do you look at, you know, to be able to get a sense of what – you know, whether it’s stabilizing or not. Are you looking at ticket? Are you looking at certain categories and how they’re selling? You know, what – how are you getting your arms around that, whether – because it seems like for a variety of folks in the space, you know, we seem to be seeing some stability.

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Maybe things aren’t getting better but – I don’t know how real that is. What are you guys looking at to get a handle on that?

Christian Haub – Great Atlantic & Pacific Tea – Chairman, President, & CEO

Yeah. I agree with you that I don’t see things getting really significantly better but they’re not getting worse and they have not deteriorated further from, you know, the fall of last year.

First of all, I look at overall sales, and then primarily at our comparable store sales trend, and that has improved. Even though it’s only a small improvement, but we’ve moved forward. And then I look, of course, at the components of sales, in terms of customer count and average ticket, and we have seen a – you know, if you look at the improvement, more of it has come from the average ticket, which I think is encouraging because that means we’re not seeing as much trading down as we’ve experienced before. And some of that may also have been driven by a – the cost deflation we’ve – the whole industry has been suffering at less of an impact. It was still negative, probably 20, 30 points in the fourth quarter, but not as severe as the 50 points plus that we’ve experienced previously.

Mitch Goldstein – Great Atlantic & Pacific Tea – SVP & CFO

And – and I think the other point to make in terms of stabilization is that we’ve also not seen a further deterioration in the competitive activity in the different markets that we compete in, and, you know, that’s been, you know, of course a key driver of the performance difficulties of most retailers is that the gross margin investment, you know, kept going up during the course of 2002, and I think that has, you know, found itself at a certain level now. I think it’s still very competitive, compared to, you know, historic standards, but it has not gotten worse.

John Heinbockel – Goldman Sachs and Company – Analyst

Have you guys – do you think or have you tested sequentially moderating the gross margin investment and the impact on sales? Because obviously, you know, now that improvement in sales is good but, you know, to have it down gross is not optimal. Are you able to get a sense of that, that as you pull the promotional spending back a little bit, sales are staying where they were?

Unidentified

I mean the – the gross margin investment, you know, really consists of two elements. One is the promotional pricing, which tends to be more short-term, and, you know, it gets you that – that short-term lift in sales but it’s generally not sustainable. And the other piece, of course, is, you know, price reductions at the shelf, you know, in categories and across the board, which tend to be more long-term investments and take longer to give you a return and it takes longer to measure how successful that is.

And we have certainly – working with both components and trying to measure, you know, where can we have – where can we get to a better place, because I think keeping – cutting further and further gross margin is, you know, clearly not generating the kind of sales lift that we need because I think on the promotional side, you get matched very, very quickly, if not within weeks – sometimes weeks, even within days, so, you know, we haven’t seen that being as effective on, you know, price reductions across categories. It is again, you know, something that competition can match more quickly but that becomes more of the overall category management strategy in terms of trying to figure out, you know, what categories to do that and are there other offsets by, you know, even increasing prices in certain categories or certain products that are less price sensitive to try to get to a better balanced approach to this.

But we’ve – I don’t think we can say we have, you know, reduced our promotional activity and therefore have seen sales staying at the same level. I mean we still feel when there’s a – particularly strong promotional activity by one of our competitors, we can see it in the stores that compete directly with those stores. That impact generally subsides once that promotional period is over.

John Heinbockel – Goldman Sachs and Company – Analyst

Okay. And what do you think is the – what is the natural, you know, sort of uplift in operating cost? Meaning, you know, if you – if you don’t do anything to the business, you know, to add new stores, the business basically is stable, you know, is there a – you know, a 2, 3, 4 percent natural uplift from contractual obligations and so forth and lease adjustments and what have you? What is that number, and, you know, how can you, absent an uptick in sales – is it going to be hard to get – to get leverage on that, given – you know, given that inflation?

Unidentified

Yeah. I mean, the – the labor side is clearly the – the most significant driver of cost increases, and, you know, we have contractual increases. Most of them, you know, negotiated several years ago, and they tend to be in the and 2 and 3 percent range. You know, the other driver has been more on the benefits side, due to the inflation in healthcare and the situation of the Taft Hartley (ph) plans that have become more under-funded because of the performance of the financial markets, and therefore our obligation to, you know, put forward additional moneys into those funds under our contracts has been almost driving – driving the whole labor cost side more than that. Other areas have not been as severe in terms of cost in inflammation, but probably, you know, a 3 to 4 percent, you know, stable – on a stable business is probably not unrealistic.

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GAP - Q4 2002 Great Atlantic & Pacific Tea Earnings Conference Call

John Heinbockel – Goldman Sachs and Company – Analyst

Can you take enough out to be flat, adjusting for that, or that’s too optimistic?

Unidentified

It’s probably too optimistic, and I would say, you know, we – we’re trying. We have plans in place and we have objectives to achieve that, but that is – you know, you can’t take that to the bank until you have realized it. I mean, some of these strategic sourcing is quite promising, you know, we’re working on all cost areas, you know, shrink is – has been an area that has gotten worse in the last couple of years, and if we can take something out of that, that would be great, but, you know, that’s – that’s a weekly battle, so to speak. And, you know, we have been very much focused on – on getting overheads out. And working collaboratively with the unions to figure out other ways to, you know, stem these increases or find ways of reductions.

John Heinbockel – Goldman Sachs and Company – Analyst

Owning. okay. Thanks.

Operator

Our next question comes from Meredith Adler with Lehman Brothers.

Meredith Adler – Lehman Brothers – Analyst

Hi. Got a couple questions. I’ll segue right from what you last said about labor. You talked about doing a buyout of high-wage union employees, I guess, in farmer Farmer Jack’s area. Could you give us a little bit more detail what you’re offering? Is this done or are you still waiting to get a response from the union? What’s it going to cost you, and then I have a follow-on question to that.

Unidentified

Yeah. It is still in the process because it is – you know, it gives – it privileges the employees a certain period of time to respond to this voluntary offer. We’re targeting about 400 employees, and it really depends on the mix of full-timers and part-timers that will respond and how many we will get in terms of what the ultimate cost is going to be. We think that, you know, the payback is going to be, you know, relatively good, you know. Somewhere in a year to year-and-a-half.

And again, that all depends on what the ultimate mix is going to be. I think we will have, you know, final data in our first quarter conference call, but it’s – it’s an example of, you know, what we have to try to pursue in order to, you know, stem the increases, even try to get, you know, total labor costs down in some of these instances, and, you know, this is – this is something we have announced. We are moving forward with. It’s going to take us, I think, until the middle of May until the – the offer period expires and then we will see how much it’s going to cost us and – and what the payback is going to be. And, you know, this is just one of – one of the solutions. We are looking at various other opportunities, but again, this is going to be in a – in a constructive dialog with every union log in terms of looking at their specific issues and our specific needs in the different banners and the different markets.

Unidentified

That was going to be another one of my questions was just is there the opportunity to do that elsewhere but it sounds like you answered that.

Meredith Adler – Lehman Brothers – Analyst

Another question for you, then is: About Food Basics, which you guys didn’t – I don’t think – talk about yet at all on the call. I think you got 11 stores that you’re – that you’ve been kind of testing. Can you comment at all about, you know, what the status of that test is and do you have the capital to go forward with this? Do you want to go forward? Do you have the capital to go forward with it?

Unidentified

I think I will only want to make very limited comments on U.S. Food basics. You’re right, we have 11 stores in operation in New York and New Jersey and I would say we are – continue to be pleased with the positive consumer response to this new format in the marketplace. We are still in a – in an evaluation phase, actually. We are refining the concept. We’re looking at the difference in – differences in experiencing the U.S. Food basics stores results compared to the Canadian Food Basics stores results, and we’re making adjustments where we think it’s more appropriate for, you know, differences between the U.S. and Canadian markets and consumers, and you know, that – I don’t really want to get into much further than that, but we’re still in the process of, you know, figuring things out and, you know, if we come to the point where we would like to expand Food Basics, you know, clearly the question of capital is one we have to figure out, and I think we will do that when we get to that point.

Meredith Adler – Lehman Brothers – Analyst

Okay. I just have one more question. Clearly the star within the whole portfolio is Canada. Is there anything, you know, going on in Canada that we should be concerned about that somehow that –

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GAP - Q4 2002 Great Atlantic & Pacific Tea Earnings Conference Call

it’s going to be derailed, and is their economy weakened at all or is the promotional environment heated up?

Unidentified

I think the Canadian economy, which was probably one of the strongest of any of the western economies in 2002, has softened and everybody knows that the Canadian economy has a relatively strong dependence on the U.S. because I think more than 80% of their exports go to – go to the U.S. But it’s still projected to grow, you know, modestly, and there doesn’t seem to be an indication that there – that they’re heading for real trouble. From an economic point of view.

So the environment is – you know, we’re up against, you know, very, very strong competition. (inaudible) and (inaudible) are two major competitors, and it’s always been a promotionally intense marketplace. Have we seen – yeah we’ve seen, you know, a flurry of activities over recent months that, you know, together don’t indicate that, you know, we’re heading for a significantly worse environment or that we would be heading towards the experience we had in the U.S. last year. So, you know, from that perspective, you know, I don’t – I don’t see it deteriorating significantly.

But everybody’s investing capital in the marketplace, you know, renovating stores, building new stores, the same as we’re doing, and I mean I’m confident about Canada because the strategy that we have in place, the execution, the marketing efforts that are underway, the success of really all of our formats in the marketplace, and – and I’m very pleased about how (inaudible) the transition went in terms of the leadership from Brian Piwek to Eric Claus and, you know, we’ve – we continue to be encouraged about our Canadian business. No question about it.

Meredith Adler – Lehman Brothers – Analyst

All right. Thank you very much.

Unidentified

Thank you, Meredith.

Operator

And our next question will come from Kristina Bony (ph) with Credit Suisse First Boston.

Kristina Bony – CSFB – Analyst

Yes. Good morning.

Unidentified

Good morning.

Kristina Bony – CSFB – Analyst

My question was surrounding the asset sale dispositions. I believe you’ve stated before a target of approximately $40 million of EBITDA associated with what you’re targeting to sell. Could you give us a sense if that is (a) still appropriate and (b), does that incorporate the – all the fixed costs that go with those businesses? Is there more G&A that could be cut, or – in terms of the sales being lost, will there be lack of leveraging as you dispose of those assets? Thank you.

Unidentified

Kristina, we have – we’ve previously said, you know, and affirmed this morning that the businesses that we’ve discussed selling, the stores in New England, Kohl’s, and 8 o’clock coffee, have 800 million in sales, about 40 million in combined EBITDA, which I’ll just come back to in a moment, and the $300 million is our target proceeds.

The – you asked an interesting question about administrative costs. You know, we have administrative centers in Springfield, Massachusetts and in Milwaukee, both of which will close when these assets – when these stores are sold, and so we’re actually having some administrative cost reductions which are already embedded in the $40 million net number. That’s one of the reasons it makes it financially attractive, actually, is we’re able to sell, you know, more profitable stores and get some cost efficiencies in the business.

Unidentified

Uh-huh.

Unidentified

So I think the $40 million is a good representative number that we would – we would say is the right range.

Unidentified

Uh-huh.

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Kristina Bony – CSFB – Analyst

Okay. And from – and from my housekeeping item standpoint, could you tell us which of the ‘07’s and 11’s, could you break down the number, so we can get our balance sheet number correct?

Unidentified

Kristina, I don’t have that number right here at the moment. That will certainly be in the K when we file it shortly. Maybe I do have that. Do you have that? Yeah, we’ll get it shortly. I don’t – I don’t know the exact – the exact right now.

Kristina Bony Okay. Great. And that’s my questions. Thank you very much.

Unidentified

Thank you.

Operator

Our next question will come from Susan Jansen (ph) with Lehman Brothers.

Susan Jansen – Lehman Brothers – Analyst

Good morning, Christian, good morning, Mitch.

Unidentified

Good good morning, Susan.

Unidentified

Good morning.

Susan Jansen – Lehman Brothers – Analyst

Can we talk about your inventory levels for a moment? You’ve done a remarkable job taking inventory down and getting your turnover up, and Christian, I think you said in your initial comments that you thought there was more to come, and I was wondering if, between you and Mitch, you might be willing to sort of give us some guidance as to dollars or days or weeks that you think might be able to come out, and over what time period that would – that could take.

Christian Haub – Great Atlantic & Pacific Tea – Chairman, President, & CEO

I don’t know if we have specific guidance or a specific weeks or dollar targets. What we see is from, you know, the focus we have put on it, the new tools and systems that we have in place, that we’ve just been able to – first of all – align our businesses much better in terms of forecasting what is the real product needs that we have to have in the warehouse and then shipped to the stores based on the promotions that we’re running and the sales that we’re expecting. And I think the integration has – has been very favorable, and again, the utilization of the new tools has enabled the procurement organization and the merchandising organization and particularly the supply-chain organization to get a much better handle on that, and integrating more closely with the suppliers also in terms of when we need their product coming into the warehouse or into the store, if it is – if it is direct store delivery type merchandise.

And we’ve been able to reduce the inventory in the back rooms of the stores, which has been, you know, a significant benefit, and also helps in – in improving your productivity because you have less merchandise you have to go into the back room for, but we’ve also, you know, reduced certain categories on the shelves where we didn’t need as many items because they weren’t turning, you know, that fast, and we didn’t have to have, you know, two cases of merchandise on the shelf, but, rather, one case, and what we’ve done is we’ve dummied, you know, the shelves so there’s not even the temptation to fill up the shelf more than it needs to be.

And now going forward with the new store online ordering capability that we have, which gives the – the person who makes up the order, it tells them how much inventory he obviously has on the shelf, how much inventory, if anything, he has in the backroom, what inventory may be in transit, you know, at the end of the day and then also if a product goes on promotion, it tells them how much more inventory he would need to order in terms of how much (inaudible) the last time it was on a particular promotion.

Since we run different promotions on certain products like price off or buy one get one free, the system and the information gives him that distinction and, you know, with all of that his tore ache information, they can make up much more efficient orders and make sure they’re not running out but they’re also not ordering in too much merchandise that we then have to put into the back room. And we expect that that should help us to get, you know, again, more inventory out of it.

I think we’ve – we’ve probably achieved the – you know, the low-hanging fruit and probably the biggest piece of the inventory reduction, but is there another, you know, 10, 15, $20 million in inventory that we can take out on an annual basis? I think that’s – should be possible. But now it’s more refining and making the – the processes and the tools that we’re using to really fine-tune it even further and make it therefore even more efficient.

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Susan Jansen – Lehman Brothers – Analyst

That’s extremely helpful. One other question for you, Christian. Give us a look at the capex that you’re planning on spending this year, which is down –

Christian Haub – Great Atlantic & Pacific Tea – Chairman, President, & CEO

Yes.

Susan Jansen – Lehman Brothers – Analyst

and it’s going to be – from your comments, it sounds like it’s going to be down materially in the U.S. business, is that sufficient capital to sort of maintain the stores, at least where they are right now?

Christian Haub – Great Atlantic & Pacific Tea – Chairman, President, & CEO

Yeah. And I think that is how we approach it, because we said we need to maintain the momentum we have in Canada and, you know, our investments in Canada have really paid off very well in the last few years in terms of new conventional stores, we models, and new Food Basics stores, and we want to continue that because we see plenty of opportunity for us to grow with that type of investment.

Whereas in the U.S., where we’re clearly in a turn-around mode and Brian and the new management team there is really focusing on the fundamentals and therefore we’ve decided we’re really only going to spend the kind of capital we need to maintain the store base, but not really distract the organization with lots of capital projects, and in addition to that, we want to make sure that the supermarket concepts that we’re developing by banner is – is the right one, and is working before we start then spending capital in the existing stores to make sure they all comply with that new concept and ensure that we have consistency in the offering that we want to provide in these banners.

And so this year is more about, you know, making all those fundamental improvements and setting up those – those banners for success so that we then, when we generate more capital (inaudible) spend more, that we then make every investment really count to the degree that it needs to contribute. And it’s not dissimilar to how we approached it in Canada six, seven years ago, where we had to first figure out, you know, what is going to make those stores successful and what are the elements that we might be missing and what is this offering going to look like, and once we had figured it out, then all of our remodel dollars we put into – into the stores really paid off dramatically better and helped us to generate the additional capital to – to go to more and more stores.

So I think for this year, particularly looking at the – the capital spending cutbacks by most of our competitors, you know, we’re not being caught in a year when everybody is accelerating spending and we are cutting back. So I think that’s – that’s another benefit in terms of the timing of doing that.

Susan Jansen – Lehman Brothers – Analyst

Yes. That’s probably right. Last quick question for you. Are you seeing any – any reaction from sort of the spread of SARS up in Toronto? Are you seeing anything in the stores?

Christian Haub – Great Atlantic & Pacific Tea – Chairman, President, & CEO

We have not seen any measurable impact from that situation. I mean, obviously we are following it quite closely and I was just on the phone with Eric this morning, and, you know, their perspective is that it’s, you know, very much under control and contained, and that, you know, the people in Toronto don’t feel at all as bad about the – about the risks from it as maybe portrayed in the media, so, you know, as of – as of today, we have not really seen any impact.

Susan Jansen Terrific. Thank you very much.

Mitch Goldstein – Great Atlantic & Pacific Tea – SVP & CFO

If I could just jump in, on the housekeeping question that Kristina asked, it turned out I did have the information, just not where I thought it was. We bought back about $50 million of bonds during the quarter. About 40 million of what we bought was our ‘11 bonds, the rest were the‘70’s and just to give you, you know, the ultimate numbers, so you have them, the bonds outstanding right now, fetch about 22 million of the ‘04 bonds, about 229 million outstanding of the ‘07’s and about 230 of the ‘11’s are outstanding. So hopefully that fills in those blanks.

Operator

And Mr. John Murphy with Credit Suisse First Boston has our next question.

John Murphy – CSFB – Analyst

Thanks. Good morning. I guess I’d just like to have you help us think about how the level of earnings are going to be in ‘03, realizing you’re not issuing specific guidance, but with the moving piece of the 40 million in EBITDA, you know, hopefully coming out, that’s your expectation, should we be thinking about ‘03 as roughly kind of ‘02 levels of EBITDA with a reduction of – of that 40 million, obviously on more of a prorated basis as you dispose of those businesses?

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Unidentified

Well, I mean – I mean as far as we’re concerned, we we are very conservative in our expectations for ‘03, and I don’t think, you know, the sale trends will change dramatically. We’ve talked about the – the ongoing pressures we’re seeing in SG&A and, you know, on the gross margin side I cannot realistically expect that we will see increases. Probably year-over-year, we will probably see reductions as we start cycling through some of the periods where the gross margin investment has not taken place yet last year.

John Murphy – CSFB – Analyst

Okay. So I guess it’s – I’m trying to get a sense, when you’re saying “stabilization,” whether, yeah, you’re talking about stabilization in terms of, you know, maybe ‘03 being, you know, kind of at a base – in a base business at sort of the same level of EBITDA or do you expect some improvement in the back half, and obviously you have to make an adjustment for the 40 million. I mean, is that the right way to look at it or –

Christian Haub – Great Atlantic & Pacific Tea – Chairman, President, & CEO

Well, I mean, I’m not going to speculate in terms of if there is an improvement in the economy. I mean, that has been speculated about by people who know much more about it than I do. And I’m basically looking at stabilization purely as how do I interpret my fourth quarter results, and, you know, they’re stabilized versus the downward trend we’ve been experiencing in prior quarters, and what is going to happen going forward is, you know, as everybody really best guess.

It doesn’t appear that things are deteriorating significantly further in terms of gross margin investment, but there’s still the potential for that. And, you know, as we’ve talked about, the cost pressures that will continue, and it is, you know, not under our control in some cases to mitigate that. I mean, we will try, but I’m not going to, you know, take all of that to the bank. As I said before, we have initiatives in place to further reduce costs and to prevent some of these costs from increases, but we’ll talk about them when we’ve realized them, and otherwise I wouldn’t – I wouldn’t build them in and assume that they will be happening. Mitch, do you have additional perspective?

Mitch Goldstein – Great Atlantic & Pacific Tea – SVP & CFO

Yeah. I was just going to say, Jack, as it relates to the divestitures, you know, we’ll certainly, you know, to the extent that a lot of this we expect to happen during the first quarter, we’ll give you an update on the specific impacts on everything that occurs then. But I can tell you of the nine stores we’ve sold now, they were about

175 million in sales, and about $10 million of the 40. In EBITDA. So I’ve made a couple of assumptions about what costs we’ll take out and we’ll close everything down down there, but that will just give you some short-term indication but I think the real numbers will come as it plays through and the first quarter is over.

John Murphy – CSFB – Analyst

Okay. And following up on the stabilization comments, it seems to be a little bit better sales in terms of less slipping on the same stores, and you’re citing sequentially flat gross margins overall. Could you give us a sense if that is roughly the trend across all the divisions in the U.S., or are there meaningful differences between the divisions?

Unidentified

Well, I think we have seen the sales improvement pretty much in all the banners, not every banner, and, you know, the – the gross margin trends have also been relatively across the board.

John Murphy – CSFB – Analyst

Okay. And then final question is: As you look to divest further, do you see available buyers in markets where you’re trying to divest, or are the remaining assets going to be tougher to sell due to their geography?

Unidentified

Obviously, I’m not going to comment on the ongoing processes we have underway, other than to say that there are processes underway and, you know, it’s being handled in a very disciplined manner. You know, we had to work hard to sell the four packages that we’ve got now, and, you know, I’m confident that the targets we’ve set are within range and we have work to do to get there. So – I mean the proof is already in the pudding on these, Jack, and I think we have to let it play out and – on when we have something to report, obviously we will.

John Murphy – CSFB – Analyst

Okay. Thanks.

Operator

Our next question will come from Karen Miller (ph) with Bear Stearns.

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Karen Miller – Bear Stearns – Analyst

Hi. Good afternoon. I had just a couple of follow-up questions. If you could expand on your cap expense and tell bus what portion is represented by U.S. and what portion is represented by Canada. And also, do you have any plans for any new stores either in the U.S. or Canada? And then what banners would you be focusing on?

Unidentified

As it relates to taxes, as you may recall.

Karen Miller – Bear Stearns – Analyst

Capex. Capital expenditures.

Unidentified

Capex, I’m sorry.

Karen Miller – Bear Stearns – Analyst

Yeah.

Unidentified

We spend about $60 million, a little under $60 million in Canada last year on capex, and I would expect that we’d have an significant increase in Canada this coming year. The remainder of our 220, about 160-some-odd was spent in the U.S. last year, and I – now, some of that was on the great renewal two project but I would expect to say a very substantial reduction in the U.S.

Karen Miller – Bear Stearns – Analyst

But in terms of this year, what’s the split between U.S. and Canada?

Unidentified

You mean for ‘02 or ‘03?

Karen Miller – Bear Stearns – Analyst

No. ‘03.

Unidentified

Well, like I said, I just said, Canada will go up, and U.S. will go down. There They’ll be 175-ish in total. Canada a significant increase from the roughly 60, and, you know, the U.S. will obviously be a very significant decrease from the roughly 160 some odd.

Karen Miller – Bear Stearns – Analyst

And can you discuss your plans for new stores and then in terms of even remodels what banners you’ll be focusing on?

Unidentified

We have – of course the majority of our new stores will be in Canada, which includes both supermarkets and discount stores under Food Basics. Also, you know, a majority of our remodels will be in – in Canada, and, you know, in the U.S., we have projects in different markets. I wouldn’t say that we are – we are favoring any market over – over others. We’re looking at all projects in terms of where we expect to get the best return, and which project we think is going to, you know, be the most important priority for us.

Karen Miller – Bear Stearns – Analyst

Okay. Great. Thanks. And then one last question regarding your asset sales. You didn’t mention the stores in the New Orleans area, but would you quarter these sort of a non-core asset and a priority for sale?

Unidentified

We’ve – we’ve given all the comments we are prepared to give on the divestitures, and we really don’t have anything further to discuss on the divestitures.

Karen Miller – Bear Stearns – Analyst

Okay. Thank you.

Operator

Our next question will come from Monica Aggarwal with Merrill Lynch.

Unidentified

Hi, Monica.

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Monica Aggarwal – Merrill Lynch Global Securities – Analyst

Hi. How are you. First of all, on the comps, can you say how much, you know, the lessening of deflation helped comps in the fourth quarter and if you can provide the breakdown between 4Q comps U.S. and Canada again. I missed it.

Unidentified

You want me to do that?

Unidentified

Yeah, uh-huh.

Unidentified

The U.S. number was negative .7%, Monica.

Monica Aggarwal – Merrill Lynch Global Securities – Analyst

Okay.

Unidentified

Canada was 5.6%. That’s for the fourth quarter. For the year in total, the U.S. was negative 1.0, and Canada was positive 6.6.

Monica Aggarwal – Merrill Lynch Global Securities – Analyst

And the inflation impact or deflation?

Unidentified

I think clearly what’s left in the – in the fourth it was less in the fourth quarter than it was in the previous quarters. I would say it it probably was in the 20 to 30 point – basis point range.

Monica Aggarwal – Merrill Lynch Global Securities – Analyst

Okay. And then you mentioned that in terms of your supply initiatives, you’re – you know, you’re doing them ahead of schedule and on budget. And I thought that for this year, you’re budgeted about $70 million for the whole initiative, and it came in at 60 million, so I don’t know if it sort of pushed through or, you know, into ‘04 – sorry, into ‘03, and what the costs this year is on those initiatives?

Unidentified

That initiative is complete now.

Monica Aggarwal – Merrill Lynch Global Securities – Analyst

Okay.

Unidentified

And I think we’ve always said that we would expect something like 30 to $35 million of expense to remain in the business permanently, which is really somewhat depreciation, somewhat the operating costs of the new systems, and I think that that is embedded in the operating rate of the business, you know, at this point. So it was 60 last year, and we really end up with some of it going down but some – it’s a different specific activity, but costs still remain.

Monica Aggarwal – Merrill Lynch Global Securities – Analyst

Okay. Great. Thank you.

Unidentified

You bet.

Operator

At this time, we have one question remaining in the queue. Once again, if you’d like to ask a question or if you have a follow-up question, please press star 1 to signal. As a reminder, if you are using a speakerphone, please be sure your mute function is turned off to allow your signal to reach our equipment.

We’ll take our next question from Garry Gibb Lynn (ph) with C.L. King.

Garry Gibb Lynn – C.L. King – Analyst

Yeah. Hi. Greetings. Would you say the – is there any side of a consumer pickup? I realize you’re saying competition has perhaps leveled off but not gotten less intense or more intense, really, but let’s say since the war resolution began a few weeks ago, was there any pickup in consumer behavior?

Unidentified

Well, it’s difficult to measure because, you know, the end of the war kind of fell together with the Passover/Easter, you know, holiday selling period. And again this year, Easter was, you know, much later, three weeks later than it was last year, and that, I think, again, made it, you know, very difficult to compare. I would not say that we have seen enough signs that there has been a

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GAP - Q4 2002 Great Atlantic & Pacific Tea Earnings Conference Call

resurgence in consumer confidence and therefore a pickup in consumer spending.

Garry Gibb Lynn – C.L. King – Analyst

Okay. And on the stores that you have sold, which had 100 (inaudible) million of sales, jobs what’s the proceeds associated with that, just to make sure that I have an apples to apples analysis?

Unidentified

I said 80 million.

Garry Gibb Lynn – C.L. King – Analyst

80 million. Okay.

Unidentified

Yeah, that’s what we had announced publicly when we announced the deals some time ago, and that is as it worked out.

Garry Gibb Lynn – C.L. King – Analyst

Uh-huh. Okay. That’s great. And finally, the – is there any way to define the comp impact of the stores that you’ve closed? You know, where you have, in effect, a reverse cannibalization pickup from stores closing and then business channeling into nearby A&P stores.

Unidentified

Well, we have cycled through any of our, you know, major store closings, so I wouldn’t think that we would have any of that impact if (inaudible) and I don’t think there was an appreciable impact from store closings on comparables.

Garry Gibb Lynn – C.L. King – Analyst

Okay, okay, great, that real comp improvement. Thank you very much.

Unidentified

Thanks Gary.

Operator

It appears there are no further questions at this time. Mr. Haub, I would like to turn the conference back over to you.

Christian Haub – Great Atlantic & Pacific Tea – Chairman, President, & CEO

Great. I would like to thank you for participating in our conference call and will look forward to talk to you in July (audio gap)

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